WELLSFORD REAL PROPERTIES, INC.
                         535 Madison Avenue, 26th Floor
                            New York, New York 10022


                                                              As of July 1, 2001

Mr. Mark Cantaluppi
3 Chambers Place
Randolph, NJ  07869

Dear Mr. Cantaluppi:

     We are pleased to offer you employment with Wellsford Real Properties, Inc. (the "Company"). This letter agreement (this "Agreement") sets forth our understanding regarding your employment.

     1. Duties. The Company hereby employs you as Vice President and Chief Accounting Officer to perform such services for the Company and its affiliated entities commensurate with your position as Vice President and Chief Accounting Officer as may be assigned to you from time to time. You shall devote your full business time, attention and energies to the performance of your duties hereunder as requested by the Company from time to time.

     2. Term. The term of this Agreement shall commence as of the date hereof and, unless sooner terminated in accordance with the provisions of this Agreement, shall continue up to and including, June 30, 2003. The term of this Agreement may be extended by the written agreement of you and the Company.

     3. Salary. For all services rendered by you pursuant to this Agreement, you shall receive a salary at a rate per annum at least equal to $150,000 to be paid at such regular intervals, not less frequently than monthly, as the Company may establish from time to time with respect to its employees generally.

     4. Bonuses. You shall also be entitled to minimum bonuses of 50% of your base salary for 2001 and 2002 and a prorated bonus for 2003. Any bonus payable to you in excess of the amounts set forth above shall be at the Company's sole discretion. Any bonus payable to you shall be paid to you within 30 days of the end of the period for which the bonus is payable.

     5. Health Insurance & Benefits. The Company shall provide you with the same standard health and other insurance coverages as is afforded to all employees of the Company pursuant to the contributory coverages maintained by the Company from time to time. You shall also be entitled to participate in the Company's 401(k) Plan consistent with, and subject to, the terms of such plan. The Company may also provide you with other benefits in accordance with the policies of the Company in effect from time to time.

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     6. Expenses.  You shall be reimbursed for all reasonable  business  related expenses incurred by you at the request of or on behalf of the Company in connection with the performance of your duties and responsibilities hereunder,
consistent   with,   and  subject  to,  the   Company's   policies  for  expense
reimbursement.

     7. Termination.

     (a) Your employment hereunder may be terminated by the Company (i) for Cause (as defined below) or (ii) for any reason other than Cause,

     (b) "Cause" shall mean (i) you have committed fraud, willful misconduct or gross negligence in the performance of your obligations hereunder, (ii) you shall be convicted of a felony or (iii) you shall violate any of the terms, covenants or conditions of this Agreement.

     8. Results of Termination.

     (a) If your employment under this Agreement is terminated by the Company by reason of Cause or as a result of your disability (as determined in the reasonable discretion of the Company) or as a result of your death or by you for any reason (other than as provided for in subparagraph 8 (c) below) you shall not be entitled to receive salary for periods following termination. In the case of termination by reason of Cause you shall not be entitled to receive any portion of any unpaid bonus. In the case of termination as a result of your disability or death you shall receive a pro rata portion of any minimum bonus payable to you pursuant to Paragraph 4 hereof only with respect to the calendar year in which the termination occurs.

     (b) If your employment under this Agreement is terminated by the Company other than by reason of Cause or your death or disability, you shall be entitled to receive a lump sum payment equal to the sum of twice the amount of your then annual salary and a pro rata portion of any minimum bonus payable to you pursuant to Paragraph 4 hereof only with respect to the calendar year in which the termination occurs in lieu of any salary, bonus or other compensation which you would otherwise be entitled to under this Agreement. Such amount shall be paid within 60 days of the effective date of termination.

     (c) If you terminate your employment hereunder following a "change in control of the Company" (as described below) and provided you have not been offered "comparable employment" (as defined below) within 60 days after the event resulting in the change in control of the Company you shall be entitled to receive a lump sum payment equal to the sum of twice the amount of your annual salary for the calendar year in which the event resulting in the change in control of the Company occurs and a pro rata portion of any minimum bonus payable to you pursuant to Paragraph 4 hereof only with respect to the calendar year in which the termination occurs in lieu of any salary, bonus or other compensation to which you would otherwise be entitled to under this Agreement. Such amount shall be paid within 60 days of the effective date of termination.

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     (d) For  purposes of this  Agreement,  a "change in control of the Company"
shall be deemed to occur if:

(i) the Company merges or consolidates with, or sells all or substantially all of its assets to, another company (each, a "Transaction"), provided, however, that a Transaction shall not be deemed to result in a "change in control of the Company" if (A) immediately prior thereto (1) you are the other party to the transaction that would otherwise result in a "change in control of the Company" or (2) you are an executive officer, trustee, director or more than 5% equity holder of the other party to the transaction or of any entity, directly or indirectly, controlling such other party or (B)(1) the shareholders of the Company immediately before such Transaction own, directly or indirectly, immediately following such Transaction in excess of sixty-nine percent (69%) of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Transaction (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Transaction and (2) the individuals who were members of the Company's Board of Directors immediately prior to the execution of the agreement providing for such Transaction constitute at least a majority of the members of the board of directors or the board of trustees, as the case may be, of the Surviving Corporation, or of a corporation or other entity beneficially directly or indirectly owning a majority of the outstanding voting securities of the Surviving Corporation,

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(ii) the  Company  acquires  assets of another  company or a  subsidiary  of the
     Company merges or consolidates with another company (each, an "Other Transaction") and (i) the shareholders of the Company, immediately before such Other Transaction own, directly or indirectly, immediately following such Other Transaction 69% or less of the combined voting power of the outstanding voting securities of the corporation or other entity resulting
     from  such  Other  Transaction  (the  "Other  Surviving   Corporation")  in
     substantially the same proportion as their ownership of the voting securities of the Company immediately before such Other Transaction or (ii) the individuals who were members of the Company's Board of Directors immediately prior to the execution of the agreement providing for such Other Transaction constitute less than a majority of the members of the board of directors or the board of trustees, as the case may be, of the
     Other  Surviving   Corporation,   or  of  a  corporation  or  other  entity
     beneficially directly or indirectly owning a majority of the outstanding voting securities of the Other Surviving Corporation, provided, however, that an Other Transaction shall not be deemed to result in a "change in control of the Company" if immediately prior thereto the circumstances in
     (i)(A)(1) or (i)(A)(2) above exist, or

(iii)any person or entity or group of affiliated persons or entities owns at any time 30% or more of the outstanding voting securities of the Company, provided that such person, entity or group shall not be deemed to own 30% or more of the outstanding voting securities of the Company if the last event or transaction which results in such ownership is (a) the issuance of such securities in connection with the sale by the Company of less than all or substantially all of its assets or (b) the acquisition by the Company of any such voting securities.

     (e) For purposes of this Agreement, you shall be deemed to have received an offer of "comparable employment" if you receive an offer to continue your employment for at least the balance of the term covered by this Agreement, with the same title set forth in Paragraph 1 hereof, pursuant to which you would perform the same type of duties you had been performing under this Agreement and at a salary and minimum bonus not less than that provided for in Paragraphs 3 and 4 hereof.

     9. Governing Law; Severability. This Agreement shall be governed and construed in accordance with the laws of the State of New York. If any provision of this Agreement is determined to be invalid, it shall not affect the validity or enforceability of any of the other remaining provisions hereof.

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     10. Entire Agreement. This Agreement sets forth the entire agreement of the parties and is intended to supersede all prior employment negotiations, understandings and agree ments. No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change. Notwithstanding the foregoing, this Agreement is subject to the policies of the Company in effect from time to time with respect to the terms of the employment of the Company's employees.

     11. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one and the same agreement.

     Please acknowledge your agreement to the foregoing by signing this Agreement in the space indicated and returning it to the Company.

                    Very truly yours,

                    WELLSFORD REAL PROPERTIES, INC.


                    By: /s/ Edward Lowenthal
                        ------------------------
                        Name:    Edward Lowenthal
                        Title:   President


ACCEPTED AND AGREED TO:

/s/ Mark Cantaluppi
-------------------
Mark Cantaluppi

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